EXHIBIT 99.2

American Eagle Outfitters, Inc.

First Quarter 2016 Earnings

Conference Call Transcript May 18, 2016

Operator: Greetings, and welcome to the American Eagle Outfitters’ First Quarter 2016 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions]

I will now turn the conference over to Ms. Judy Meehan, Vice President of Investor Relations. Thank you, Ms. Meehan. You may now begin.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Good afternoon, everyone. Joining me today for our prepared remarks are; Jay Schottenstein, Chief Executive Officer; Chad Kessler, Global Brand President of the AE Brand; Jen Foyle, Global Brand President of Aerie; and Scott Hurd, Interim Chief Financial Officer. Also joining us for Q&A today is Michael Rempell, Chief Operations Officer.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings. We also have posted a financial supplement with additional financial details on our website.

And now, I’d like to turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Okay. Good afternoon. The first quarter was strong for AEO. Within the context of a very tough retail environment, I am especially pleased with our results. We demonstrated momentum across our business, gaining market share with leading performance. In the quarter, comparable sales increased 6%, and operating income rose 40%. EPS grew 47% to $0.22, above our expectations of $0.17 to $0.19.

The quarter also represented a solid two-year performance after a significantly improved operating profit and a 7% comp sales increase last year. We ended the quarter in solid financial condition with $239 million in cash and no debt.

Our first quarter results would not be possible without great merchandise, strategic investments, and strong execution across the organization. Our teams can be extremely proud of their accomplishments. We saw good performance across brands with sales and profit growth, for both AE and Aerie. Aerie had another breakout quarter, with comps rising over 30%. E-commerce was exceptionally strong as increased digital marketing efforts and site investments are delivering returns. We also posted positive store comps for both brands, and outpaced mall traffic.

Our progress over the past two years has made AEO a much stronger operator in a tough macro environment. While weak mall traffic continues, and other brands have struggled, we are taking share. We remain highly focused on leveraging our competitive advantages and positioning AEO for future success.

Product leadership and customer acquisition remain top priorities in 2016. We have a world-class creative team who continues to raise the bar. They know how to consistently deliver compelling and differentiated fashion, built around our leading product lines, such as denim.

This fall, American Eagle is unveiling a new marketing campaign, that’ll elevate and re-energize the brand. We will build on Aerie’s strength and momentum, selectively expanding and developing a strong customer following.

Technology and omni investments have made us better, faster and more efficient. These investments have been key to our recent success. In the first quarter, we drove nearly $30 million of revenue through Ship from Store and expect flexible fulfillment to generate ongoing benefits to our business.

We recently delivered our new mobile responsive website, with very good results. Mobile sales have grown rapidly, contributing to e-commerce growth.

We continue to build our bench strength. Peter Horvath, recently joined as Chief Global Commercial and Administrative Officer, bringing an extensive track record of success in the retail industry. I had the pleasure of working with Peter when he served as President of DSW. He is an effective and strategic retail executive. I’m confident that he will have a meaningful impact at AEO.

Today, we announced that Kyle Andrew was appointed Chief Marketing Officer. She brings a wealth of creative and brand building experience to the team. Kyle has been highly engaged in creating our fall marketing campaign. We are thrilled to welcome her to AEO.

I believe our brightest moments are still ahead, and we are just beginning to unlock the potential of our business. We know the AE brand can be broader, and can successfully compete on a global stage. Aerie has a long runway ahead, and I believe is one of the most exciting emerging brands in retail today. We are also enthusiastic about the future prospects for Tailgate and Todd Snyder. I’m optimistic about our future, yet fully aware of the many challenges that continue around us.

We’ve built a strong model for success, and we will continue to plan our business to maximize our investments and stay focused on delivering profitable growth.

Now, I’ll turn the call over to Chad.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks, Jay. American Eagle delivered another solid quarter. In fact, we gained momentum from the fourth quarter of last year in the midst of macro challenges, including unseasonable weather and weak mall traffic. American Eagle brand comps increased 4%. Digital commerce drove meaningful sales gains. And although mall traffic was soft, stores held up well and delivered a positive comp.

Higher IMUs and lower product costs, partially offset by a modest rise in markdowns, drove a strong merchandise margin. We benefited from reduced costs and great work by our sourcing team to leverage our scale, and achieve better pricing and improving efficiency. We expect cost benefits throughout the year.

We saw higher realized prices across the collection as we delivered compelling assortments and improved quality and contained price-driven promotional events. We continue to evolve our customer base. Multi-channel shoppers are our fastest-growing customer segment, and spend two times to three times as much as those who shop a single channel. AE’s product leadership has resulted in a higher annual spend across all customer segments, with new customer spend up 17%, and core customer spend up 6% from last year’s averages.

Throughout the quarter, inventories were well-managed, and we will maintain strong discipline going forward. Our move to an omni-channel organization has facilitated tighter inventories and a more cohesive brand experience across selling channels.

Our women’s business continued to be strong with first quarter comps up in the high-single-digits. We saw strength in most apparel categories. Highlights include denim, pants, shorts, dresses, and knits and woven tops.

While demand for men’s was not as strong and comps declined in the low-single-digits, we did see positive comps in men’s bottoms. We also saw strength in men’s tees, woven shirts, and underwear. We continue to see opportunity to drive product improvements in our men’s collections.

Now, as I look forward, I’m excited about our upcoming product lines. This back-to-school, we will introduce the next-generation of fabric technologies across AE jeans. The collection has been tested with a positive customer response. We will launch a holistic marketing campaign, providing a fresh look to our AE denim collection, and I look forward to unveiling our new brand marketing campaign in September.

Last week, we opened our first new Tailgate store in Madison, Wisconsin. A few pictures can be found in the presentation on our website. The store celebrates the school spirit of the University of Wisconsin with a feel of a reinvented college bookstore. In addition to branded college gear, the store features AE jeans, a coffee shop, and a side-by-side boutique of our Don’t Ask Why fashion line. We look forward to growing our college presence with a few more campus stores this year.

I’d like to say congratulations to the teams across the company. We’ve made great progress and look forward to building on our success. In this tough environment, success will be built around our strong brand position, exclusive compelling merchandise, engaging customers in interesting ways, and offering the very best shopping experience across all channels seamlessly. This is what we are focused upon every day.

Thanks. And now, I will turn it over to Jen.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks Chad and good afternoon everyone. I’m pleased to report that Aerie’s strong momentum has continued, and we delivered another fantastic quarter. Sales and profitability reached record highs. Comparable sales increased 32%, with strength across all channels. The online business was particularly strong, with digital representing over 30% of Aerie’s business. Strong collections and well received marketing campaigns are driving more traffic and new customers to Aerie.

By category, we posted positive double-digit comp growth across major businesses, including bras, undies, apparel, and swim. Our expanded swim shop has been extremely well received, and we look forward to building on the success and capturing new market share. We were also especially pleased to see stronger performance across apparel. Margins expanded as a result of favorable product costs, and more targeted promotional events.

We remain focused on fueling our digital business, maximizing store productivity, and we will seek additional opportunities for Aerie within AE’s existing store fleet. Additionally, we are opening up new stores, where we see market opportunity based on our digital sales and using AE’s women’s selling data as a gauge. Pictures of our newest standalone store in the Mall of Georgia can be found in this presentation.

Lastly, we are really proud of how well the AerieREAL campaign has resonated with our customers. The feedback and interest remains high. Everything and everything we do at Aerie is customer-centric, including our merchandise assortments, new product lines, strong social media, and regular fun events, such as our recent Love the Swim You’re In campaign and our Customer Appreciation event just last weekend.

Thanks to the team for a strong performance. I’m so thrilled with our execution, and I look forward to the many opportunities ahead of us. And thank you.

And now, I’ll turn it over to Scott.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Thanks, Jen. Good afternoon everyone. In the first quarter, compelling product and improved customer experience drove sales and margin growth across brands. Favorable product costs resulted in merchandise market expansion, and expense discipline enabled us to leverage operating expense and occupancy.

Now, looking more closely at the details of the quarter. Total revenue increased 7% to $749 million from $700 million last year. Consolidated comparable sales increased 6%, driving the incremental $40 million of revenue with positive comps both in stores and online. This follows a 7% comparable sales increase in the first quarter last year. Additional sales information can be found on page five of the presentation.

This quarter by brand AE comps were up 4%, and Aerie comps increased 32%. Consolidated comps were driven by a mid-single-digit increase in the average transaction value, due to a mid-single-digit increase in the average unit retail price, and higher units per transaction.

Total gross profit increased 12% to $293 million, from $262 million last year. The gross margin rose 170 basis points to a rate of 39.2% of revenue. Buying, occupancy and warehousing leveraged 110 basis points, due primarily to occupancy cost leverage. The remaining 60 basis points of gross margin improvement was the result of favorable product costs, offset by a modest increase in markdowns. Our promotional activity was controlled, with first quarter markdown rates within our targeted range, delivering healthy merchandise margins.

SG&A dollars increased 6% to $196 million, due to investments in advertising, variable selling expense, and strategic initiatives. As a rate to revenue, SG&A declined 30 basis points to 26.2% from 26.5% last year. Depreciation and amortization increased to $39 million and deleveraged 20 basis points to 5.2% as a rate of revenue.

Operating income rose 40% to $59 million from $42 million last year. And operating margin expanded by 180 basis points to 7.8% as a rate to revenue. Similar to last year, within other income, we had $5 million of income related to currency gains on cash held in Canadian dollars. This compares to other income of $6 million last year.

As discussed last quarter, tax planning strategies are bringing our expected effective tax rate down to the range of 36% to 37% for the year. In the first quarter, the tax rate was 36.4%. Share buybacks led to a lower share count compared to last year. The benefits of the tax and buybacks were approximately $0.02 to EPS. EPS of $0.22 increased 47% from $0.15 last year.

Turning to the balance sheet, starting with inventory, which can be found on page six of the presentation. We ended the quarter with inventory at cost of $334 million, up slightly from last year. Ending units were down in the mid-single-digits offset by a mid-single-digit increase in the average unit cost due to product mix. Like-for-like, average unit costs were down to last year. The change from our guidance of down low-single-digits was due to the timing of new receipts. Looking ahead, we expect second quarter ending inventory at cost to be approximately flat.

We ended the quarter with $239 million in cash, compared to $327 million last year. Over the past year, we spent $227 million in share buybacks, returned $95 million in dividends, and invested $136 million in CapEx. Capital expenditures totaled $24 million in the first quarter, and we continue to expect CapEx to be in the range of $160 million to $170 million for the year.

During the quarter, we opened three stores and closed four. Additionally, there were six international license store openings, and we ended the quarter with 145 licensed stores across 22 countries. Additional store information can be found on pages nine through 11 in the presentation.

As discussed on the last call, we are utilizing market data analytics to a much greater degree to identify geographies ripe for consolidation, and we have a stronger digital consumer. Data is also helping us identify the best potential new markets and store locations as we selectively expand Aerie openings.

Now, looking ahead to the second quarter, based on a low-single-digit increase in comparable sales, we expect second quarter EPS of $0.20 to $0.21. This compares to $0.17 last year, and excludes potential impairment restructuring charges. We expect continued gross margin expansion due primarily to favorable product costs, and sourcing efficiencies. We will maintain tight inventory and strive to offer more strategic and targeted promotions.

SG&A dollars are expected to be up in the low-single-digits, and we are targeting SG&A leverage. Across the company, we remain intensely focused on building on our momentum, further improving our operations and delivering stronger profitability as we strengthen our leadership position in the marketplace.

Thanks. Now, we’ll take your questions.

Question & Answer Section

Operator: Thank you. [Operator Instructions] And with that, the first question is from Brian Tunick of The Royal Bank of Canada. Please go ahead.

Brian J. Tunick – RBC Capital Markets Analyst: Thanks, and congratulations. Obviously, a very tough environment. Curious a lot of conversations about what was going on in the mall during the quarter, and I know you don’t probably give monthly trends, but just curious if you can maybe talk about performance by either mall type, outdoor center, outlets? Sort of what happened as the quarter progressed?

And then the second question really is on your AURs, here. It sounds like there was more discounting this year versus last year, but can you maybe talk about what’s happening, whether it’s higher ticket or mix of product? What’s the most opportunity in AUR as we move through the rest of the year? Thanks very much.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Hi, Brian, it’s Scott. I’ll take your question. Looking at the mall types, our A stores were up 8%, Bs were up 6%, Cs were up 5%. Our outlets, which are primarily, outdoor were up 3%; so certainly some weather impact there.

But honestly, for the quarter itself, we comped positively on strong results in every month of the quarter. So very pleased with those results. As it relates to AUR, I mean, we continue to have opportunity in AUR, compelling product, our omni tools, and our inventory principle is really helping us get the inventory in front of the customer where they want to shop.

And as it relates to the markdowns, our Q1 markdowns were up, but what I would say, overall, our margin is up. So when we look at the markdowns in Q1, what I point to is, Q1 was our highest hurdle rate up against last year. So we had our best performance. And the Q1 markdowns were actually near a company record. So we have opportunity as we continue to have targeted promotions that have been proven to drive our top line, will also drive bottom line as well.

Brian J. Tunick – RBC Capital Markets Analyst: So, that’s very helpful.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Okay. Manny, we’ll take the next question.

Operator: Yes, the next question is from Lorraine Hutchinson of Bank of America Merrill Lynch. Please go ahead.

Lorraine Hutchinson – Bank of America Merrill Lynch Analyst: Thank you, good afternoon. Just wanted to follow-up on inventory exiting the quarter, it looks like your average cost is actually, if units are flat it looks like your average cost is actually up, and I just wanted to understand if that was a mix shift or what you’re seeing there?

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Hi, Lorraine, it’s Scott. I’ll take that one. It is mix. On a like-for-like basis, our average unit costs are actually down due to certainly a favorable sourcing environment. So it really is driven solely by mix.

Lorraine Hutchinson – Bank of America Merrill Lynch Analyst: And what types of products are you mixing into?

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Not sure I fully understand your question in terms of what we’re mixing into, but what’s driving the mix up are the investment in the product. We talked about the, how compelling and how well received the new product has been. So there’s been investments in the product, but the mix that’s driving the average unit cost up is really investments in denim and other categories.

Lorraine Hutchinson – Bank of America Merrill Lynch Analyst: Thank you.

Operator: Thank you. The next question is from John Morris of BMO capital. Please go ahead.

John Morris – BMO Capital Markets Analyst: Thanks, my congratulations to everybody on really great performance. Obviously, pretty tough and you really stood out. Nice work. A quick question for Chad, maybe talk a little bit more, you pointed to it, in the prepared remarks, little bit more about the opportunity for men’s, and where you see that unfolding? And then Jen, within Aerie, really impressive swim performance, you mentioned more opportunity there. I’m wondering, if you started to see some of the opportunity from some of your – or one of your key competitors looking to get out of that business. And then just finally, the marketing spend with the new campaign in the back half, would we expect that to be up or just shuffled around a little bit? Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Hi, John, thanks. It’s Chad. I think we definitely believe we have opportunity in men’s as I mentioned. In total, I think first and foremost, for both men’s and women’s, we believe we still have a lot of runway in our bottoms business. We continue to distance ourselves from the competition, both in terms of quality and innovation, as well as just market share. So we’re excited about that and believe we definitely have opportunity there in both genders.

In terms of the rest of men’s apparel, we really focused on driving innovation, and fashion in men’s tees and wovens; and I’m actually pretty pleased with the performance through Q1 in those areas. Unfortunately, it wasn’t enough to get the total men’s apparel area positive. But with what we’ve learned, in terms of what the customer is responding to, and with the innovation, with the product changes we’ve made in those two categories, we believe we’ve made adjustments starting as soon as June, but carrying into the rest of Q2 and fall in the men’s assortments, and believe we definitely have opportunity, and we’re all fighting to get back to positive comps in men’s apparel.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And for Aerie, we were just thrilled with the performance. We saw strength across all our businesses, quite frankly. I think we were really strategic in the swim business, looking at the spring break shifts, and really delivering on those shifts. For instance, we had a new delivery prior to Easter. It was a strategic delivery and we felt really good about it. And we saw big wins pre and post-Easter with the swim category. This team is doing great. I mean, we continue to stay in our lane, stay focused, look at product opportunities, swim being one of them, but certainly in our core competency businesses as well.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Hey, John, just to your question on the back half investment, it really is a shuffle. So, our target to leverage SG&A remains in place. So we’ll fund it with shuffling of the deck chairs a bit.

John Morris – BMO Capital Markets Analyst: Great. Thanks very much.

Operator: Thank you. The next question is from Adrienne Yih of Wolfe Research. Please go ahead.

Adrienne Yih – Wolfe Research Analyst: Good afternoon. Let me add my congratulations. Stellar. That’s all I can say, stellar. My first question is actually on the AUC. So if 60 bps of it was from AUC reduction, also obviously by a little bit more promo, should we expect at least that in Q2? And then should it not get larger, the opportunity get larger as we go into the second half, because of the yuan devaluation in August of last year.

And then, really quickly, Jen, on Aerie, congrats. I want to talk about bralette trends. How sustainable is it? Is it additive? Does it take away from bras? And do you think it’s a sustainable trend? Thanks.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: Sure. Hey, Adrienne. It’s Michael Rempell. I’ll take the first part of your question on AUC. Yeah, so we actually saw a little bit more than 60 basis points of markup improvement in Q1. And we’re expecting to see at least that in the balance of the year. So it grows a little bit in Q2. It’s a little too early to talk about the fall, yet. We haven’t finalized that assortment, but I’m expecting to see at least that in the back half of the year as well.

Adrienne Yih – Wolfe Research Analyst: Okay. Great.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And regarding bralettes, certainly it’s accretive to the bralette business. It’s definitely been a big portion of the business, and we went after it. I’d like to say, we were first and furious in that business, and we really attacked it and we’re really proud of what we delivered there. That said, the customers are evolving, and we are in front of it. We platform fabrics, and we are nimble, and we can remain nimble. We have some great ideas coming up the curve on what we’re going to relaunch. And I think they’re exciting. So we will continue to evolve the bra business. It’s important. And there’s some exciting things to come.

Adrienne Yih – Wolfe Research Analyst: Great. Well, best of luck.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thank you.

Operator: Thank you. [Operator Instructions] And our next question is from Simeon Siegel of Nomura Securities. Please go ahead.

Simeon Siegel – Nomura Securities International Analyst: Great. Thanks, guys. And congrats. So just want to back up now. Obviously fantastic results at Aerie. Have you just kind of stepped back? Have you plotted out how large you think that business could become? And then what are the margin implications there as this business continues to grow? Thanks.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: So we’re not going to stop. I mean, we finally have found a platform that we believe in. The #AerieREAL campaign has resonated really with this customer base. We’ve seen nice increases in our new to file. Actually, really solid increases on the 12-month trailing file there, and we are just – the customer is really spearheading this for us, which is what we love. And that I think has a big part in the Aerie play, and for the American Eagle portfolio.

Like I said, we’re growing this business. We’re opening up new stores. We’re going to take advantage of the AE profile in the women’s business, and leveraging that every day. The direct business continues to be a big win in the Aerie, delivering almost 30% of the revs or 30% of the revs in Q1. So that was huge. And like I said, we’re just going to continue to look at opportunities, and see how high is high.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Yeah. And, Simeon, just to your question on margins, as Aerie continues to improve their margins, we’ll see improvement in our overall margin rate as well, as it scales.

Simeon Siegel – Nomura Securities International Analyst: Okay, great. All right, thanks a lot, guys. Best of luck for the rest of the year.

Operator: Thank you. The next question is from Rick Patel of Stephens. Please go ahead.

Rick Patel – Stephens, Inc. – Analyst: Good afternoon, everyone. Congrats as well. Can you update us on your ability to test and react? Where exactly are you in terms of the percentage of products or categories that this can be used for? And second, as you introduce new fabrics for back-to-school, do you expect to see like-for-like increases in average selling price or is this more about gaining market share?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure. So in the AE brand, we really – it’s our goal to try to test almost everything that we do. And we do it in different ways. We have online focus groups. We have pre-season tests of most of the collection. And we also do style tests.

So it’s really our goal to try to get customer feedback, real customer feedback in advance of each collection. And we definitely use that information to influence the buyers. We also have our Don’t Ask Why collection, which for us has been a great testing vehicle in women’s apparel. And I think we continue to learn from that and move forward.

In terms of reactability and reaction, my team is partnering very closely with Michael’s team, in terms of speed sourcing and supply chain in trying to get goods every season faster than we’re able to get them the season before, and even to the point now of reacting within season from selling to making new commitments and getting new goods within a season. So it’s really been beneficial to us to course correcting the assortments and trying to maximize profitable sell-throughs.

As for the denim innovation for fall, I think you can look at denim like we look at the whole assortment. We continue to see improved AURs in the business. We’re driving that AUR really in three ways. We’re driving it through innovation, and innovation that provides value for the customer.

I do believe that the new fabrics for back-to-school, we are going to see an increase. We’re planning an increase in AUR in jeans across back-to-school, but I think that the customer – we’re confident based on both tests and also experiencing the product ourselves, the customers will pay us for the innovation.

The other ways we’re seeing the AUR grow, it’s about innovation. It’s sell-through. As we’re reacting faster, as we have better information about the product, as we’re getting more right in the business, we’re getting better sell-throughs. And then the third thing, just being the mix. And denim will definitely play into that mix driving up AUR in the fall.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: Right, and it’s Michael. I would just add on to that, that we were talking about AUC before, and the mark-up improvements that we’re expecting through the year. We are delivering, and the sourcing team and our vendor partners are doing a terrific job delivering those markup improvements, while still improving the value we’re offering the customers. So while simultaneously putting more innovation into fabrics, washes, et cetera. So we’re very excited about what we’re going to deliver this year.

Rick Patel – Stephens, Inc. – Analyst: Thanks very much.

Operator: Thank you. The next question is from Michael Binetti of UBS. Please go ahead.

Michael Binetti – UBS Securities LLC – Analyst: Hey, guys, congrats on a nice quarter. Good afternoon. As you guys – as we think about your men’s business, a couple of housekeeping questions. Could you give us the size of the men’s versus women’s business, essentially the dimensions of those two within the Aerie stores – I’m sorry, within the American Eagle stores. And how should we think about the cadence of how quickly you think you can touch the product there, and when you think we’ll see whatever, I guess, you would consider a significant change to the product in the men’s category?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure. So men’s represents about 40% of the business. And that fluctuates throughout the year depending on the season, but in total, it’s around that number. As I said, the team has been focused on men’s, and we did see good improvements, pretty significant improvements in the tee and the woven shirt business. And it was offset by the other categories. So fleece, polos, some of the other apparel categories. Also, even though we had a positive comp in bottoms, with some of the weather headwinds, shorts weren’t as strong as we would have liked in Q1.

But I think, we’ve really, as I said, I think, I said earlier, we’re starting to believe that there’s some increased improvements in men’s that we should start seeing in the back half of Q2, and into Q3. And then we’re in the process right now of finalizing the assortment for holiday. And the whole team is focused on trying to make sure men’s can be as strong as it can be. And we really believe it’s going to be through driving innovation and pushing for more trend, and some more fashion in the men’s business. That’s where we’re seeing the opportunity.

Michael Binetti – UBS Securities LLC – Analyst: Okay. And then if we look at the numbers, obviously impressive, and I can tell you’re happy. But how would you speak to concerns out there that we’ve heard on impactful categories for you lately, like bralettes, which have become very popular very quickly, whether those – you think those are more of a fashion trend that you’re keeping your eye on in the near-term versus true long-term change in customer preference? Thanks.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: I think overall, there’s just, I think there is an evolution happening, it’s happening in bras for sure. And certainly bralettes are a part of it. But like I alluded to earlier, there’s other categories within bras that we haven’t maximized yet. And we are going to do that.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I think, I’d just like to jump in, not to talk about bralettes, but just to talk about a little bit about how we operate. There’s conversation, for example, is it lightly lined bras or bralettes or in the AE brand, are there flare jeans or jeggings are we looking at shorter tops/longer tops.

There’s a lot to be said, I think in terms of the product leadership that the teams are bringing today, but we also have a very rigorous process to learn what’s working, what’s coming, to test, to react, to understand where the customer is moving, and to respond and get the inventories in that position.

So hopefully, we’ll continue to see positive momentum in the denim business for me, and positive momentum in bras and bralettes for, Jen. But the way we operate this business is to find every day to be searching for what’s next, and to try to get ahead of the customer.

Operator: Thank you. The next question is from Oliver Chen of Cowen & Company. Please go ahead.

Courtney Wilson – Cowen & Co. Analyst: Hi, this is Courtney Wilson on for Oliver today. Thanks for taking our question. Congrats on the results. We were hoping you could just talk a little bit about your online business, how you feel about your current platform, and sort of what’s next from a catalyst perspective online, and how you are using mobile as a strategy. Thanks.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: Sure. Yeah. So as I think we said in the prepared remarks, we’ve seen a lot of strength in our online business. In fact, we’re very pleased with the team, with performance for the quarter. We’ve seen an acceleration in that business from third quarter to fourth quarter in the comp for that business, from third quarter into fourth quarter, and now fourth quarter into first quarter.

And when you look at it, it is the investments that we’ve made, in addition to the great product and brand strength for AE and Aerie. That has set us apart. So a few of those things would be flexible fulfillment. We touched on it earlier, making our inventory more available, we drove $30 million of sales in the quarter. We continue to expand our capabilities there. And continue to learn from those capabilities to make sure that we capture any lost sales, and we’re getting our inventory in the right place at the right time, letting customers shop however they want.

International has been a big focus for us in e-commerce. We’re continuing to look for ways to expand the e-commerce business internationally. In Q1, we had some new shipping options that made it both cheaper and easier for customers to shop with us internationally. Those results were very promising.

We launched our UK platform last year. We’re expanding that to Europe in the back half of the year. So we’ll be servicing Europe from our distribution center in the Netherlands. And we’re live on T-mall, and we’re going to extend that, extend our e-commerce business in China to additional market places in the back half of the year. I should say also with international, Canada, is actually our largest international market, and throughout the year, we’re going to be expanding our omni capabilities to the Canadian customer, and we’re excited to see those results. Oh, sorry. You asked about mobile too. I’d be remiss without talking about mobile. We feel like we saw the moves to mobile, and over the last two years, considerably distorted our investments there. And when you think about mobile, it’s really – those investments are in two places, one is the app where we’ve seen tremendous results. In fact our iPhone app had over 100 comp in the quarter. So you know, a really impressive result there. It’s used by our most loyal customers; it has our largest average order size, et cetera.

And the second area, we launched our mobile-first website, a responsive site that, Jay mentioned earlier in Q1. We saw a 20% lift in conversion after launching that site, so tremendous results. We still think we have tons of opportunity to improve it, and we’re going to be doing that throughout the course of the year.

Courtney Wilson – Cowen & Co. Analyst: Great. Thanks.

Operator: Thank you. And the next question is from Matthew Boss of JPMorgan.

Christina Brathwaite – JPMorgan Securities LLC – Analyst: Hi, it’s Christina Brathwaite on for Matt. Thanks for taking our question. Just larger picture, a lot is being made of apparel capacity, online competition, and Amazon. Can you just talk about the secret sauce, and how you maintain brand perception and market share, and are there any changes that have been made or need to be made to better compete going forward?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Well, I think the big thing for us is – it really is about having a strong brand and exclusive, compelling merchandise, and it’s really built around our leading denim. I think a lot of the brands, if you are a retailer – my belief is, if you’re a retailer who’s selling product that you can get in multiple channels, then good luck, Amazon’s going to eat you alive. But if you have a strong brand and you have exclusive product, then you have an opportunity to sell to your vertical channels, you can engage with your customer in compelling ways and get paid for the value you’re delivering her. And that’s really, I said in the prepared remarks. That’s really what we’re focused on.

And I think the key going forward with such a huge competitor out there, is to make sure that we have exclusive product and that we have a compelling brand, and that we continue to engage the customer.

Christina Brathwaite – JPMorgan Securities LLC – Analyst: Great. Thanks.

Operator: Thank you. The next question is from Lindsay Drucker Mann of Goldman Sachs. Please go ahead.

Lindsay Drucker Mann – Goldman Sachs & Co. Analyst: Thanks. Good evening, guys. I wanted to follow-up on, just a question about the promo strategy and the markdowns. I think, this was the first quarter in a while where you actually had markdowns higher year-over-year, and I think, Scott, you talked about how we’re able to balance it and actually drive healthy bottom line expansion. And so I just wanted to clarify your remark about whether you saw it, as we think about balance of year, the promo cadence would be up or the markdown activity would be up year-over-year, or if as we look forward 1Q was kind of an anomaly. I guess, I’m just trying to understand, if there’s a shift in strategy because of what we’ve heard pretty consistently was that the focus was to be less promotional and drive lower markdowns. I know it’s really tough out there. So I wanted to understand if you were sort shifting focus, and how we should be expecting this for balance of year. Thanks.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: It’s too early really to talk a lot about the fall season for sure, but focusing in on the second quarter, so we did have a bit more targeted promotion, and again driving top line margin is up. I mean, I think, that’s the strongest message that I’d have you walk away with, but there is no meaningful shift in how we are thinking about our markdowns, and how are we thinking about our promotions. Again, we were up against the most difficult compare in the first quarter, and I see as those compares get easier, you’ll see the results in line with that.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: We are not – at this time, we are not changing our strategy to be more promotional.

Lindsay Drucker Mann – Goldman Sachs & Co. Analyst: Great.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: So, Scott talked to the numbers, but it is not a shift in strategy.

Lindsay Drucker Mann – Goldman Sachs & Co. Analyst: Okay. Thanks.

Operator: Thank you. The next question is from Susan Anderson of FBR. Please go ahead.

Susan Anderson – FBR Capital Markets & Co. – Analyst: Good evening. Congrats on a great quarter. I was wondering if you could give a little bit more color on the international business and the performance in the first quarter, also if you’re seeing kind of that inflection in profitability as expected, and then the expectations for the rest of the year.

And then just really quick on the traffic front too, obviously, you guys are outperforming your peers. How do you expect to continue to drive that as we kind of go throughout the rest of the year? Thanks.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Hi, it’s Scott. I’ll take the international question, and our international business is nicely profitable. We’ve built a strong foundation in what has become a fantastic franchise business. We have a very strong and profitable Mexico business that we continue to invest behind.

And when I look at our developing markets, we’re – in the U.K. and in China, we’re proceeding with caution there, making great progress, not satisfied, but continuing to push, learn, and scale. And Michael spoke to the digital initiatives that we have that really have driven that international business. So we have a lot of opportunity left in international. But we have great profitability expectations, both in the second quarter as well as for the balance of the year.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I think, just to tag on there, another nice thing about the international business is, they love our jeans. So as we grow, the denim leadership we have in the United States, we fully anticipate having that kind of leadership worldwide. Mall traffic is tough out there. We were able to – based on our counters, we were able to have better traffic than what the total mall saw in the AE brand, and Aerie even outperformed that. We believe we’re taking share in the mall. We believe we’re doing that through product leadership, and engaging our customers with better product, and with more compelling marketing.

But knowing this is an ongoing – most likely an ongoing headwind is part of the reason we keep talking about, and are so focused on the brand marketing campaign we’re going to launch for fall. We really are looking to engage our customers in a more emotional way, with broader appeal for the brand, to continue to take share and to continue to get at least our share of mall traffic, if not grow our traffic within a tough mall environment.

I think the other thing we need to remember is that the real goal for us as an omni organization is to grow the total traffic and the total transactions for the brand. As we’re able to shift our traditional store customer to be a multi-channel customer, as we talked about earlier in the call, that’s actually a huge win for us.

The customers who are engaged in both channels spend significantly more money than the customers in mall- store-only customers. So we’ll do everything we can to get the customers in the mall, but if we can get them engaged in both channels, that’s even a better thing.

Susan Anderson – FBR Capital Markets & Co. – Analyst: Great. Well, good job and good luck next quarter.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks.

Operator: Thank you. The next question is from Richard Jaffe of Stifel.

Richard Jaffe – Stifel, Nicolaus & Co., Inc. – Analyst: Thanks very much guys, and really an exciting quarter. Wondering just about the SG&A, the investment we saw, I guess, in marketing and advertising and brand building. Could you address the increase in operating expenses, and how we see that carrying forward in the year, and how you anticipate spending it or how you spent it and why it worked so well? Thank you.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: This is Scott. I’ll take that one. So again, our target in SG&A is leverage, and making the strategic investments that will get paid for not just in the quarter itself, but over the long term. What you’re seeing in the strategic investments that we’re making, we talked a little bit about the marketing campaign that we’ll talk more about, and you’ll see in September. So it’s about driving the business over the long-term, not about the current quarter. But, again, our target is to consistently look into our operating infrastructure to find ways to reduce costs. But we’re going to continue to invest in those things that will drive the business year-in, year-out.

Richard Jaffe – Stifel, Nicolaus & Co., Inc. – Analyst: Broadly speaking, could you give us a sense of what those things might be?

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Yeah, certainly. Like, digital traffic was up over 20%, direct result of our increased investments in digital marketing would be an example.

Richard Jaffe – Stifel, Nicolaus & Co., Inc. – Analyst: Any others?

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: More strategic. Nothing that we’d want to share too much on the call.

Richard Jaffe – Stifel, Nicolaus & Co., Inc. – Analyst: Okay, thank you very much.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Marketing, I think is the other biggest piece. Outside of the strategic, just to give you some examples of some of the things that we’re coming up against. Obviously, a fair amount of discussion around wage rate and so forth. So we’re seeing the same thing that the rest of the retailers are seeing, impacting us to the tune about $1 million to $2 million each quarter on minimum wage and just cost of living adjustments, some of that type of stuff.

Richard Jaffe – Stifel, Nicolaus & Co., Inc. – Analyst: Okay, thank you very much.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Welcome.

Operator: Thank you. The next question’s from Dorothy Lakner of Topeka Capital Markets. Please go ahead.

Dorothy Lakner – Topeka Capital Markets Analyst: Thanks, and good afternoon, everyone. Congrats. Just a great quarter. I wanted to go back to Aerie for a second. And just I think, Jen mentioned getting more into – more Aerie into some American Eagle stores. And I just wondered kind of where you are on that, how much opportunity there is, and then just if you could provide a little bit more color on the store’s performance. You started opening more stores. Any thought behind where that expansion might go?

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Sure. In fact, first and foremost, we’re looking to make every format within Aerie as most productive as possible. You still have to remember, we’re a fairly small brand here. So we’re seeing opportunity in our current existing state, but as we look forward, we are opening up new side-by-sides this year. It’s reflective, I believe, in the release. And there are still some AE stores that we are not within right now. There are not a lot left. Quite frankly, we’re in most formats within the AE store format. But again, we’re looking to maximize that and ensure that we’re the most productive as possible.

And then, regarding the standalones, those stores are between 40% and 60% more productive. So we love what our productivity results are there. They’re smaller. And again, we’re going to ensure that we’re evaluating that.

The Mall of Georgia, which just opened, I mentioned in my script is a little bit larger. It’s about 3,000 square feet, and it has some expansion businesses in that. So again, we’re still learning and scaling. But we are opening up new stores and we will continue to evaluate the markets that we go into. Scott, and team have done an amazing job looking at the brand from sort of a market scope versus just opening up new stores. And I think that’s what’s really important when you look at our relationship in the direct business to the store business.

Dorothy Lakner – Topeka Capital Markets Analyst: Great, thanks.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Hi, it’s Scott. And the Aerie stores performed at – they had an 8% comp here in the quarter. And to Jen’s point on the future roll-out, we’re really being very selective in using the data analytics to identify not only where we can service the customer through the cash and wrap, but where we can continue to fuel what has been an absolutely amazing digital business for the Aerie brand.

Dorothy Lakner – Topeka Capital Markets Analyst: Great. Thanks. That’s very helpful.

Operator: Thank you. The next question is from Tiffany Kanaga of Deutsche Bank. Please go ahead.

Tiffany Kanaga – Deutsche Bank Securities, Inc. – Analyst: Hi. Congratulations on a great quarter, and thanks for taking my question. Can you talk about the game plan for Beauty at Aerie. How did the category do in the first quarter, and how are you thinking about competing and differentiating yourselves in a pretty crowded field?

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Yeah. Right now we’re really highly focused on our core competency business as I said. We have a lot of opportunity within bras, undies, swim and apparel for sure. And we did assimilate a team to venture into the beauty business, but we are going to walk before we run. We’re going to approach it very strategically, and do it with some thought and integrity to be honest.

Tiffany Kanaga – Deutsche Bank Securities, Inc. – Analyst: Thanks so much.

Operator: Thank you. The next question is from Anna Andreeva of Oppenheimer. Please go ahead.

Anna Andreeva – Oppenheimer & Co Analyst: Great. Thanks so much, and congrats, guys.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Thanks, Anna.

Anna Andreeva – Oppenheimer & Co Analyst: I was hoping you could address what kind of trends are you seeing quarter-to-date here in May? Are you running in line with that guidance for low-single-digit comp on top of a difficult 11% from last year? Obviously, lots of concerns about the consumer that we’re hearing nowadays. And then secondly, on the margin expectations for the year, should we still expect the markdowns to be down versus last year? Thanks so much.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Hey, Anna, it’s Scott. I’ll take that one. In terms of trend of the business, we don’t really talk about that within the quarters that we’re in. But obviously, the first two and a half weeks here are in the bank. And we’ve set our low-single-digit guidance that we’re confident that we’ll be able to achieve that.

As it relates to margin and markdowns, our margin will be up, and a lot of it coming on the back of favorable sourcing and great IMU expansion. And as it relates to markdowns certainly in the back half, we’re still baking our plans and assessing the competitive environment, but again, I think the cinch point for you is we expect margins to be up.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Okay, Manny, we have time for one more question.

Operator: Thank you. Our final question is from Jeff Van Sinderen of B. Riley & Company. Please go ahead.

Jeff Van Sinderen – B. Riley & Co. Analyst: Let me add my congratulations, amazing quarter. Let me ask you, as far as the e-commerce business, at this point, I’m not sure how much you’ve shared about where that stands as far as penetration. Any color you could give us there would be helpful. And then on, Aerie, did you say that it was 30% of the overall women’s business in Q1? And then maybe you could also just touch on apparel at Aerie.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Yeah, for Aerie, I’ll just clarify, it was 30% of the total Aerie business.

Jeff Van Sinderen – B. Riley & Co. Analyst: Okay.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And then what did you ask regarding women’s?

Jeff Van Sinderen – B. Riley & Co. Analyst: Was trying to get a better sense of the Aerie apparel business, kind of what you are seeing there. I know you talked a lot about bralettes, but just wondering more about the apparel part of that.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: The apparel had some record highs in some of the businesses. It’s really – we look at the apparel business as a complement to our core competency businesses, and that’s how we’re really approaching it. So for instance in swim, cover-ups and we’ll continue to approach it that way.

Jeff Van Sinderen – B. Riley & Co. Analyst: Great.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: And e-commerce business is roughly 20% penetration to total, obviously growing nicely. But like Chad said earlier, you really can’t look at what we’re doing, it’s just one channel versus the other. Our investment is there. We’re investing in digital, not only to drive e-commerce sales, but ultimately to drive customer loyalty and sales across our brands.

Jeff Van Sinderen – B. Riley & Co. Analyst: Thanks.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Great. So thanks everyone, that concludes our call today. We appreciate your participation and continued interest in American Eagle Outfitters.

Operator: Thank you. Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time and thank you for your participation.